UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2011

River Rock Entertainment Authority

(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Highway 128 East Geyserville, California	95441
(Address of principal executive offices)	(Zip Code)

(707) 857-2777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On August 3, 2011, the River Rock Entertainment Authority (the “Authority”) entered into a Grant of Temporary Emergency Vehicle Access Easement (the “Easement”) with a group of individuals and family trusts (the “Grantors”) that will allow the Authority to construct an emergency vehicle access road that is required pursuant to the terms of the Memorandum of Agreement, as amended (the “MOA”), dated March 18, 2008, between Sonoma County (the “County”) and the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”) (filed as Exhibit 10.22 to the Authority’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 14, 2008).  The Authority will pay $9.0 million (the “Easement Acquisition Price”) to the Grantors pursuant to the Easement. The Easement is effective until July 31, 2016 (the “Easement Expiration Date”). In a separate agreement (the “Purchase Agreement”), the Tribe has agreed to acquire from the Grantors an approximately 310-acre parcel of land (the “Property”) contiguous to the Tribe’s reservation that includes the land that is the subject of the Easement. The Authority, the Tribe and the Grantors have agreed that the Easement Acquisition Price will be credited towards the purchase price for the Property.  The Tribe has agreed to pay the balance of the purchase price for the Property to the Grantors over five years pursuant to a note from the Grantors that requires a final payment by the Easement Expiration Date.

The Authority expects to commence construction of the emergency vehicle access road in the near future so as to complete the construction in 2012 within the timeframes required by the MOA.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION

10.1

Grant of Temporary Emergency Vehicle Access Easement, dated as of July 31, 2011, by and among Terrance C. Proschold, the Terrance Carlton Proschold Living Trust, Peter M. Proschold, Linda Proschold, the Proschold Family Trust, Candace B. Cadd, Larry R. Cadd and the L.R. and C.B. Cadd Family Trust (the “Grantors”) and the River Rock Entertainment Authority.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 4, 2011

River Rock Entertainment Authority

By:	/s/ David Fendrick
David Fendrick
Chief Executive Officer